Exhibit (c) (3)
STRICTLY CONFIDENTIAL RAYMOND JAMES & ASSOCIATES, INC. Discussion materials prepared regarding: PROJECT ALPHA OCTOBER 16, 2009

PROJECT ALPHA

PROJECT ALPHA

OVERVIEW OF MARKETING PROCESS

Initial Marketing → *Management Presentations, Data Room Review and Preliminary Diligence* → *Final Bid*

- Marketing began the third week of February
- 60 total parties contacted
  - 24 strategic buyers
  - 36 financial sponsors
- 51 NDAs executed
  - 17 strategic buyers
  - 34 financial sponsors

- Initial proposals due April 3, 2009
- Ten initial proposals received
  - nine financial sponsors
  - one strategic buyer (verbal)
- **HIG submits indication of interest with a range of $5.50 to $6. 00 per share**
- Eight bidders selected to move forward; two were not advanced due to inadequate bids

- "Best-and-final" proposals due May 18, 2009
- Only one refined proposal received
- **HIG submits refined proposal at $5.50 per share** (low end of initial range)

- **$6.00 bid re-affirmed** and exclusivity extended for 15 days on August 8th
- Lender diligence begins
- HIG and lender diligence substantially completed by the end of August

FEBRUARY	MARCH	APRIL	MAY	JUNE	JULY	AUGUST	SEPTEMBER	OCTOBER

- Raymond James and Company distribute memo, projections, and several supplemental analyses (EBITDA build, valuation metrics, detailed payor mix, reimbursement summary, San Francisco case study, segmented financial breakdown, etc.)
- Raymond James and Company respond to appropriate preliminary diligence requests
- Initial indications of interest solicited

- Management presentations and virtual data room access for eight bidders who were moved forward
- Management meetings and calls held with Bravo management
- Refined indications of interest solicited

- Series of subsequent verbal negotiations with HIG
- **"Best-and-final" bid of $5.65 per share stated by HIG and then re-stated as during price negotiation**
- **Increased to $6.00 during final price negotiations**, LOI submitted
- Exclusivity granted June 24th; HIG diligence begins; lender meetings and diligence begin mid to late-July

- **HIG verbally revised final bid to $6.50**
- Alpha formally terminated discussions with HIG in letter dated September 2nd
- **HIG revises final offer to $7.00 per share** in letter dated September 21st
- **HIG revises final offer to $6.60 per share** verbally on October 14th

RAYMOND JAMES

1

PROJECT ALPHA SUMMARY OF TERMS TRANSACTION TERMS DETAILS This summary of financial terms is provided for discussion purposes only. It is not intended to be a comprehensive listing of all of the relevant terms contained in the Agreement nor a complete description of the terms described below. The terms as described below are subject to the further terms and conditions of the Agreement. STRUCTURE ......................................................... At the effective date, Merger Sub will be merged with and into the Company and cease to exist; the Company will be the surviving corporation of the Merger. TRANSACTION ...................................................... Each share of the Company’s common stock issued and outstanding, excluding certain shares of the Company’s common stock held by the Rollover Holders, will be converted into the right to receive $6.60 per share in cash. Each of the Company’s outstanding stock options will be cancelled and the holder will receive in cash an amount equal to the product of (x) the excess, if any, of the merger consideration over the exercise price per share of common stock multiplied by (y) the total number of shares subject to the option. FINANCING .......................................................... Parent will finance the acquisition with a combination of equity, new senior and subordinated debt, and the contribution of a portion of equity and seller notes currently held by the Rollover Holders (1). B BREAK FEE .......................................................... $7.5 million. Payable by the Company in the event of a superior acquisition proposal by a third party. REVERSE BREAK FEE .............................................. $7.5 million. Payable by Parent in the event of a failed financing and subsequent failure to close. TERMINATION FEE ................................................ $10.0 million. Payable by Parent in the event that all conditions to close (including financing) are satisfied but Parent elects to terminate transaction. CONDITIONS TO CLOSING ....................................... Mutual conditions regarding material consents (as defined), including HSR. Stockholder approval. Others as specified. VOTING .............................................................. The vote required of the Alpha stockholders will be the affirmative vote by the holders of not less than a majority of the outstanding shares of Alpha common stock in favor of adopting the agreement. NO-SHOP / FIDUCIARY OUT ................................... Company shall cause its representatives not to take enumerated actions prohibited by no-shop. Board recommendation may be changed only in circumstances described in the Agreement. 2 TARGET AGREEMENT EXECUTION DATE .................... October [___], 2009. (1) Provided by Parent per management.

PROJECT ALPHA PRICE / VOLUME CHART – FROM JANUARY 26, 2009 (RJ ENGAGEMENT) $7.50 4,000,000 R i dLOI i $7 00 3,000,000 3,500,000 $6.50 $7.00 Revised LOI price: 7.00 Final Transaction price: $6.60 20.0% increase Increase in LOI price: $6.50 2,000,000 2,500,000 $5.50 $6.00 LOI price: $6.00 Indication of Interest price: $5.50 57 8% increase 1,000,000 1,500,000 $4.50 $5.00 57.8% - 500,000 $3.50 $4.00 3 Jan-09 Feb-09 Mar-09 Apr-09 May-09 Jun-09 Jul-09 Aug-09 Sep-09 Oct-09

PROJECT ALPHA STOCK PRICE HISTOGRAMS 100.0% 90 0% 100.0% 100.0% 90 0% 100.0% TR12#]Month Trading Activity TR6#]Month Trading Activity 22.4 million shares traded 15.2 million shares traded 77.1% 60 0% 70.0% 80.0% 90.0% 62.4% 84.4% 60 0% 70.0% 80.0% 90.0% during twelve#]month period; ~134.3% of current float during six#]month period; ~91.1% of current float 32.2% 44.9% 30 0% 40.0% 50.0% 60.0% 32.8% 46.3% 30 0% 40.0% 50.0% 60.0% 1.4% 19.7% 21.2% 23.7% 22.9% 10.0% 20.0% 30.0% 13.4% 16.2% 21.9% 15.6% 10.0% 20.0% 30.0% -— — % of Total Volume Traded Cumulative Trading Percentage 4 Note: Trailing twelve and six month periods ending October 15, 2009.

PROJECT ALPHA TRANSACTION CONSIDERATION VALUATION ($millions, except per share data) Historical Actual Consensus Estimates (2) Transaction Valuation Valuation Multiples TR12 (1) 2009P 2010P Transaction Price per Share $ 6.60 Summary Financials Revenue $ 385.2 $ 403.9 $ 444.3 Common shares outstanding 28.7 EBITDA $ 33.1 $ 37.1 $ 40.3 Dilutive impact of options and warrants (3) 0.5 EPS $ 0.50 $ 0.48 $ 0.59 Vesting of restricted stock awards 0.0 Phantom stock units (4) 2.2 Valuation Multiples Total shares outstanding 31.4 Transaction enterprise value / net revenue 0.7x 0.7x 0.6x Transaction enterprise value / EBITDA 8.4x 7.5x 6.9x Transaction Equity Value $ 207.2 Transaction price per share / EPS 13.1x 13.8x 11.2x Debt 79.0 Phantom stock unit gross-up payment (5) 6.7 Alpha Transaction Prior Cash (15.0) Price Premium (6) Close Premium VWAP Premium Net debt 70.7 One-day $ 5.02 31.5% $ 4.99 32.3% Transaction Enterprise Value $ 277.9 Five-day 5.15 28.2% 5.03 31.2% 30-day 6.69 (1.3%) 5.81 13.6% 60-day 6.99 (5.6%) 6.37 3.6% 90-day 5.87 12.4% 6.13 7.7% (1) (2) Trailing twelve month period ended June 30, 2009. B d l t h ti t t S Th O (3) (4) (5) (6) Gross-up payment related to excise taxes generated by accelerated vesting of phantom stock units, per management. Based on consensus analyst research estimates, per management. Source: ThomsonOne. Historical closing prices and VWAP calculated through (including) October 15, 2009.

PROJECT ALPHA

PROJECT ALPHA

SELECT PUBLIC COMPANY ANALYSIS

($millions, except per share)

Sector	Company	Price 10/15/2009	Diluted Shares	Equity Value	Debt	Cash	Total Enterprise Value	TTM EBITDA	TR12 EBITDA Margin	TR12 Price Performance
Retail Pharmacy Distribution	Amerisourcebergen	$ 23.35	300.6	$ 7,019	$ 1,191	$ 913	$ 7,297	$ 972	1.4%	53.9%
	Cardinal Health (2)	27.91	361.1	10,078	3,638	1,222	12,494	1,623	1.7%	(26.4%)
	McKesson	61.29	272.0	16,671	2,509	2,644	16,536	2,223	2.1%	42.5%
Medical Device Distribution	PSS World Medical	22.51	58.9	1,325	234	130	1,429	132	6.7%	44.6%
	Henry Schein	56.30	90.5	5,097	491	394	5,194	545	8.6%	29.9%
	Owens & Minor	47.23	41.6	1,966	208	15	2,160	207	2.7%	26.1%
Specialty Distribution	BioScript	7.00	39.2	275	33	---	308	22	1.6%	152.7%
Institutional Pharmacy	Omnicare	22.62	117.6	2,661	2,214	274	4,601	709	11.2%	(2.5%)
	PharMerica	18.24	30.4	554	240	41	753	101	5.3%	1.3%
	Alpha - Trading	**$ 5.02**	**29.1**	**$ 146**	**$ 79**	**$ 15**	**$ 210**	**33.1**	**8.6%**	**(5.5%)**
	Alpha - Transaction	**$ 6.60**	**31.4**	**$ 207**	**$ 86**	**$ 15**	**$ 278**	**33.1**	**8.6%**	**24.3%**

Sector	Company	Enterprise Value / Revenue TR12	Enterprise Value / Revenue CY2009E	Enterprise Value / Revenue CY2010E	Enterprise Value / EBITDA TR12	Enterprise Value / EBITDA CY2009E	Enterprise Value / EBITDA CY2010E	P/E TR12	P/E CY2009E	P/E CY2010E
Retail Pharmacy Distribution	Amerisourcebergen	0.1x	0.1x	0.1x	7.5x	7.5x	7.1x	14.0x	14.0x	12.4x
	Cardinal Health (2)	0.1x	0.1x	0.1x	7.7x	8.1x	7.9x	12.3x	10.8x	14.3x
	McKesson	0.2x	0.2x	0.1x	7.4x	6.9x	6.7x	13.3x	15.0x	13.6x
Medical Device Distribution	PSS World Medical	0.7x	0.7x	0.7x	10.8x	10.6x	9.2x	21.4x	21.6x	18.5x
	Henry Schein	0.8x	0.8x	0.8x	9.5x	9.5x	8.9x	18.2x	17.7x	15.9x
	Owens & Minor	0.3x	0.3x	0.3x	10.5x	9.9x	8.8x	23.7x	19.4x	15.4x
Specialty Distribution	BioScript	0.2x	0.2x	0.2x	14.1x	12.8x	10.4x	21.0x	17.9x	13.0x
Institutional Pharmacy	Omnicare	0.7x	0.7x	0.7x	6.5x	6.5x	6.3x	10.6x	10.7x	8.3x
	PharMerica	0.4x	0.4x	0.4x	7.5x	7.4x	7.0x	15.1x	14.8x	12.5x
	Mean	**0.4x**	**0.4x**	**0.4x**	**9.1x**	**8.8x**	**8.0x**	**16.6x**	**15.8x**	**13.7x**
	Median	**0.3x**	**0.3x**	**0.3x**	**7.7x**	**8.1x**	**7.9x**	**15.1x**	**15.0x**	**13.6x**
	Alpha - Trading	**0.5x**	**0.5x**	**0.5x**	**6.3x**	**5.7x**	**5.2x**	**10.0x**	**10.5x**	**8.5x**
	Alpha - Transaction	**0.7x**	**0.7x**	**0.6x**	**8.4x**	**7.5x**	**6.9x**	**13.1x**	**13.8x**	**11.2x**

(1) Projections are consensus estimates provided by ThomsonOne. Values abbreviated "na" denote data that is not available, values abbreviated "nm" denote values (multiples) that cannot be calculated, and values abbreviated "nmf" denote values that are not meaningful.

(2) Cardinal Health spun off its CareFusion business, a medical supply management company, to its shareholders in August 2009. Cardinal published pro forma financials for the twelve month period ending June 30, 2009 in an 8-K dated 8.19.09. In this analysis, the pro forma annualized six month period ending June 30, 2009 is used as a CY2009 estimate.

RAYMOND JAMES

6

PROJECT ALPHA SELECT PRECEDENT TRANSACTION ANALYSIS ($millions, except per share) Transaction Enterprise Enterprise Value / TR12 Announced Closed Target Acquiror Value (2) Net Revenue EBITDA Transactions Announced after September 2007 Aug-09 Pending MTS Medication Technology Excellere Partners $ 46.8 0.6x 6.2x Dec-08 Jan-09 Owens and Minor DTC Diabetes Medco 63.0 0.7x na Jun-08 Oct-08 Apria Blackstone 1,594.1 1.0x 5.3x Apr-08 Apr-08 Carmichael’s Cashway Pharmacy (3) SunLink Health Systems 22.8 0.5x 6.4x Mar-08 Apr-08 Biomed (4) Allion 118.0 nmf 8.0x Mean 0.7x 6.5x Median 0.6x 6.3x High 1.0x 8.0x Low 0.5x 5.3x Alpha transaction ($6.60 per share) $ 277.9 0.8x 8.4x (1) (2) (3) (4) Transactions involving a stock component are valued using the closing price of the acquiror’s equity on the day of announcement. Trailing multiples calculated using CY2007 results. EBITDA valuation multiple of 8.0x was consistent across both original transaction and earnout.

PROJECT ALPHA PREMIUMS PAID ANALYSIS ($millions, except per share data) The transactions below include (i) all-cash transactions across all industry sectors that have been announced and have closed since September 1, 2007, in which (ii) a majority of the business was acquired and (iii) transaction enterprise value was between $100.0 and $500.0 million. Source: CapitalIQ. Transaction Price / Premium Announced Closed Target Acquiror Value Share 1#]Day 5#]Day 30#]Day 60#]Day 90#]Day Jul-09 Aug-09 Noven Pharmaceuticals Inc. Hisamitsu Pharmaceutical Co., Inc. $ 350.6 $ 16.50 22.4% 14.9% 44.7% 64.7% 100.0% Jun-09 Aug-09 Monogram Biosciences, Inc. Laboratory Corp. of America Holdings 1 35.7 4.55 170.8% 164.5% 117.7% 75.0% 11.0% May-09 Jul-09 SumTotal Systems (1) Vista Equity Partners 163.0 4.85 141.3% 174.0% 159.4% 58.0% 76.4% May-09 Jun-09 Vnus Medical Technologies, Inc. Covidien plc 395.9 29.00 36.0% 35.1% 34.4% 59.8% 81.3% Dec-08 Mar-09 American Land Lease Inc. Green Courte Real Estate Partners, LLC 438.0 14.20 264.1% 273.7% 129.7% (25.9%) (28.4%) Nov-08 Dec-08 Omrix Biophamaceuticals, Inc. Johnson & Johnson 352.2 25.00 18.1% 37.9% 75.4% 8.7% 35.8% Oct-08 Dec-08 SM&A Odyssey Investment Partners , LLC 110.5 6.25 159.3% 131.5% 103.6% 73.6% 33.8% Sep-08 Nov-08 Cherokee International Corp. Lineage Power Holdings, Inc. 105.0 3.20 33.3% 48.8% 24.0% 72.0% 11.1% Sep-08 Oct-08 Gehl Company Manitou BF 4 49.8 30.00 119.6% 99.1% 100.1% 99.7% 94.4% Sep-08 Oct-08 Captaris Inc. (2) Open Text, Inc. 109.5 4.80 37.5% 42.4% 42.0% 18.8% 2.6% Sep-08 Nov-08 Eagle Test Systems, Inc. Teradyne Inc. 279.5 15.65 10.4% 8.2% 42.3% 42.7% 19.2% Aug-08 Oct-08 Greenfield Online, Inc. (3) Microsoft Corporation 4 21.5 17.50 31.8% 42.0% 60.8% 42.3% 38.7% Aug-08 Oct-08 PeopleSupport, Inc. Essar Services 1 50.5 12.25 28.5% 41.1% 36.1% 34.6% 39.0% Jul-08 Aug-08 Intervoice, Inc. Convergys Corporation 2 69.6 8.25 23.7% 54.2% 26.7% 18.4% 9.4% Jul-08 Aug-08 Excel Technology Inc. GSI Group Inc. 333.0 32.00 41.2% 45.3% 25.7% 31.3% 24.0% Jun-08 Nov-08 Community Bankshares Inc. First Citizens Bancorp and Trust Company, Inc. 1 02.6 21.00 90.9% 81.8% 76.5% 78.0% 68.7% Jun-08 Aug-08 Barrier Therapeutics Inc. Stiefel Laboratories, Inc. 133.0 4.15 135.8% 89.5% 75.1% 25.0% 34.7% Jun-08 Aug-08 MEDecision, Inc. Health Care Service Corp. 1 21.0 7.00 309.4% 288.9% 302.3% 332.1% 192.9% Jun-08 Aug-08 CAM Commerce Solutions, Inc. Great Hill Partners, LLC 146.0 40.50 7.9% 12.1% 8.6% 12.1% (0.8%) Jun-08 Aug-08 HireRight, Inc. (4) USIS Commercial Services, Inc. 192.8 19.75 95.2% 95.2% 113.3% 110.8% 127.0% (1) Premiums are measured from 4.06.09, when the company disclosed an initial offer of $3.25. (2) Premiums are measured from 3.17.08, when the company disclosed that the Board was exploring strategic alternatives. (3) Premiums are measured from 6.16.08, when the company disclosed an initial offer of $15.50. (4) Premiums are measured from 6.10.08, when the company’s disclosed an initial offer of $15.60 .

PROJECT ALPHA PREMIUMS PAID ANALYSIS CONTINUED ($millions, except per share data) Transaction Price / Premium Announced Closed Target Acquiror Value Share 1#]Day 5#]Day 30#]Day 60#]Day 90#]Day Jun Sep Jun-08 Sep-08 Tumbleweed Communications Corp.Axway Inc. $ 117.9 $ 2.70 52.5% 45.9% 112.6% 136.8% 77.6% May-08 Jun-08 Kosan Biosciences Inc. Bristol-Myers Squibb Co. 2 80.4 5.50 233.3% 243.8% 173.6% 229.3% 89.0% May-08 Aug-08 Angelica Corporation(1) Lehman Brothers Merchant Banking 293.5 22.00 (1.3%) (1.4%) (10.7%) (19.9%) (15.0%) May-08 Aug-08 MedQuist Inc. Cbay, Inc. 260.3 11.00 46.7% 56.9% 29.4% 12.2% 9.9% May-08 Aug-08 Radyne Corp. Comtech Telecommunications Corp. 1 95.0 11.50 48.6% 47.6% 35.0% 19.3% 27.5% May-08 Jun-08 Moldflow Corporation Autodesk, Inc. 190.1 22.00 12.2% 17.5% 31.6% 60.0% 37.0% Apr-08 Jun-08 Packeteer, Inc. (2) Blue Coat Systems Inc. 193.9 7.10 83.9% 51.4% 62.8% 9.4% (20.3%) Apr-08 Jul-08 180 Connect, Inc. (3) DirecTV Enterprises LLC 101.6 1.80 52.5% 91.5% 20.0% (23.7%) (41.9%) Apr-08 Jul-08 Clayton Holdings, Inc. Greenfield Partners , LLC 142.4 6.00 24.5% 10.7% 38.6% 41.5% 51.9% Apr-08 Jun-08 Iomega Corp. (4) EMC Corporation 1 63.2 3.85 44.7% 37.5% 44.7% 5.8% (6.3%) Apr-08 Aug-08 Industrial Distribution Group, Inc. Luther King Captial Management Corporation 1 26.2 12.10 18.2% 20.5% 22.3% 14.5% 6.7% Mar-08 Jul-08 Bentley Pharmaceuticals Inc. (5) Teva Pharmaceuticals Industries Limited 339.2 14.82 17.3% 14.5% 25.9% 25.1% 18.3% Mar-08 May-08 Synplicity, Inc. Synopsys Inc. 215.8 8.00 50.4% 55.6% 82.6% 50.7% 45.5% Mar-08 Apr-08 I-trax. Inc. Walgreen Co. 2 66.4 5.40 38.5% 44.0% 61.7% 67.2% 44.0% Feb-08 Apr-08 CollaGenex Pharmaceuticals Inc. Galderma Laboratories, L.P. 321.0 16.60 29.7% 27.4% 62.7% 120.5% 66.8% Feb-08 Jun-08 Encysive Pharmaceuticals Inc. Pfizer Inc. 346.8 2.35 117.6% 197.5% 226.4% 209.2% 49.7% Feb-08 Apr-08 Possis Medical MEDRAD, Inc. 319.7 19.50 35.9% 41.4% 34.9% 46.6% 43.1% Jan-08 May-08 NuCo2 Inc. Aurora Capital Group 484.0 30.00 24.6% 20.1% 16.3% 17.5% 14.7% Jan-08 Mar-08 VistaCare Inc.(6) Odyssey Healthcare Inc. 116.5 8.60 (9.5%) (4.9%) (3.9%) (15.0%) (16.7%) Jan-08 Mar-08 Lifecore Biomedical Inc. Warburg Pincus LLC 186.4 17.00 32.4% 27.2% 38.2% 28.9% 49.4% (1) Premiums are measured from 7.17.07, when the company disclosed that the company had engaged a financial advisor. (2) Premiums are measured from 3.05.07, when the company disclosed an initial offer of $5.50 . (3) Premiums are measured from 1.25.08, when the company disclosed that the buyer had acquired 10.0% of shares and may pursue an acquisition. (4) Premiums are measured from 3.10.08, when the company disclosed of an initial offer of $3.25. (5) Premiums are measured from 10.23.07, when the company disclosed a potential transaction. (6) Premiums are measured from 5.09.07, when the company disclosed that the Board was exploring strategic alternatives .

PROJECT ALPHA

PROJECT ALPHA

PREMIUMS PAID ANALYSIS CONTINUED

($millions, except per share data)

Announced	Closed	Target	Acquiror	Transaction Value	Price / Share	Premium 1-Day	5-Day	30-Day	60-Day	90-Day
Jan-08	Feb-08	ASV Inc.	Terex Corp.	$ 453.1	$ 18.00	46.5%	47.9%	53.8%	43.7%	27.1%
Jan-08	Oct-08	AmCOMP Incorporated	Employers Holdings, Inc.	208.8	12.15	40.0%	37.1%	22.7%	21.4%	27.5%
Jan-08	Apr-08	North Pointe Holdings Corp.	QBE Holdings, Inc.	134.1	16.00	51.2%	46.3%	53.4%	45.3%	65.8%
Dec-07	Jun-08	MTC Technologies, Inc.	BAE Systems, Inc.	451.1	24.00	35.0%	51.6%	38.0%	24.3%	14.4%
Dec-07	Feb-08	Electronic Clearing House Inc.	Intuit Inc.	135.3	17.00	115.2%	81.4%	34.0%	63.0%	78.2%
Dec-07	Jan-08	Nextest Systems Corp.	Teradyne Inc.	311.7	20.00	66.8%	60.3%	52.4%	73.9%	68.9%
Dec-07	Jan-08	Genesis Microchip Inc.	STMicroelectronics NV	146.0	8.65	60.2%	74.7%	20.6%	14.4%	5.5%
Nov-07	Dec-07	Coley Pharmaceutical Group, Inc.	Pfizer Inc.	142.6	8.00	166.7%	145.4%	158.9%	137.4%	126.6%
Nov-07	Jun-08	Restoration Hardware, Inc. (1)	Catterton Partners / Gary Friedman	279.1	4.50	67.9%	57.9%	43.3%	20.0%	(18.5%)
Oct-07	Jan-08	First Consulting Group Inc.	Computer Science Corporation	273.1	13.00	30.3%	31.8%	30.3%	44.4%	43.3%
Oct-07	Feb-08	Bradley Pharmaceuticals Inc. (2)	Nycomed US, Inc.	342.1	20.00	8.5%	9.1%	(0.9%)	9.1%	(4.8%)
Oct-07	Apr-08	E-Z-EM Inc.	Bracco Diagnostics, Inc.	197.0	21.00	27.9%	33.2%	39.2%	39.2%	33.8%
Oct-07	Apr-08	Covad Communications Group Inc.	Platinum Equity, LLC	440.1	1.02	59.4%	61.9%	39.7%	17.2%	12.7%
Sep-07	Nov-07	United Retail Group, Inc.	Redcats USA, Inc.	147.5	13.70	81.5%	60.2%	26.9%	11.7%	(0.1%)
					Mean	66.4%	67.1%	61.4%	52.4%	36.7%
					Median	43.0%	46.9%	40.9%	40.3%	33.8%
					High	309.4%	288.9%	302.3%	332.1%	192.9%
					Low	(9.5%)	(4.9%)	(10.7%)	(25.9%)	(41.9%)
Oct-09		Alpha	Merger Sub	$ 277.9	$6.60	31.5%	28.2%	(1.3%)	(5.6%)	12.4%

(1) Premiums are measured from 11.08.07, when the company disclosed an initial offer of $6.70 .
(2) Premiums are measured from 5.29.07, when the company disclosed an initial offer of $21.50.

RAYMOND JAMES

10